Exhibit 99.13

Execution Version

NON-INTERFERENCE AGREEMENT

This NON-INTERFERENCE AGREEMENT, dated as of October 18, 2018 (this “Agreement”), is made and entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Parent”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Hunt Transmission Services, L.L.C., a Delaware limited liability company (“HTS”), Electricity Participant Partnership, LLC, a Delaware limited liability company (“EPP”), Hunt Consolidated, Inc., a Delaware corporation (“Hunt Consolidated”), and Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland”).

RECITALS

WHEREAS, as of the date hereof, HTS is the owner of 6,334 shares of common stock, par value $0.01 per share (“Common Stock”), of InfraREIT, Inc., a Maryland corporation (the “Company”), and 15,170,442 common units (“Common Units”, and together with the Common Stock, the “Subject Securities”) representing limited partnership interests in InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, as of the date hereof, EPP is the owner of 454,102 Common Units (the “EPP Units”);

WHEREAS, each of HTS and EPP are subsidiaries of Hunt Consolidated;

WHEREAS, the Company is the general partner of the Partnership, which is governed and administered in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 10, 2015 (as amended, the “Partnership Agreement”);

WHEREAS, concurrently with the execution and delivery hereof, Parent, Merger Sub, Oncor T&D Partners, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent (“Merger Partnership”), the Company and the Partnership are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including (i) the merger of the Company with and into Merger Sub and (ii) the merger of Merger Partnership with and into the Partnership (collectively, the “Mergers”);

WHEREAS, HTS, EPP, Hunt Consolidated and Sharyland (collectively, the “Hunt Parties”) are not parties to the Merger Agreement and are not bound by the terms thereof;

WHEREAS, Hunt Consolidated and its subsidiaries and affiliates, including Sharyland, are willing to take certain actions in order to facilitate the acquisition of the Company and the Partnership by Parent pursuant to the Merger Agreement;

WHEREAS, concurrently with the execution and delivery hereof, Sharyland, Sharyland Distribution & Transmission Services, L.L.C, a Texas limited liability company and a subsidiary of the Partnership (“SDTS”), and Parent are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Asset Exchange Agreement”), that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including an exchange of certain assets held by Sharyland and its subsidiaries for certain assets held by SDTS;

WHEREAS, Parent and Merger Sub have requested that, as a condition to Parent and Merger Sub entering into the Merger Agreement, each of the Hunt Parties enter into this Agreement in order to confirm that that they will not take certain actions that could be expected to interfere with the approval, implementation and consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein and the mutual benefits to be gained from the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Covenant Not to Redeem; Transfer Restrictions.

(a)    Each of the Hunt Parties agrees that, during the period commencing on the date hereof and ending on the earliest of (i) the date upon which the Asset Exchange Agreement is validly terminated in accordance with its terms, (ii) the date upon which the Merger Agreement is validly terminated in accordance with its terms and (iii) the date upon which the Mergers are consummated in accordance with the terms of the Merger Agreement (the “Restricted Period”), each of the Hunt Parties who owns any Common Units shall not exercise any right it has or may have to require the Partnership to redeem any Common Units held by such Hunt Party in accordance with Section 8.6 of the Partnership Agreement.

(b)    Each of the Hunt Parties agrees that, during the Restricted Period, each of the Hunt Parties who owns any Subject Securities shall not Transfer any such Subject Securities or enter into any agreement, arrangement or understanding with any Person granting options, rights of first offer or refusal, or any voting rights with respect to such Subject Securities, or grant any power of attorney with respect thereto; provided, however, that each Hunt Party shall be entitled to Transfer Subject Securities to (i) any other Hunt Party or (ii) any Affiliate who executes a joinder to this Agreement in a form reasonably acceptable to Parent. As used in this Agreement, the term “Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other understanding providing for any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), of any Subject Securities. Notwithstanding the foregoing, the restrictions set forth in this Section 1(b) shall not apply to (x) pledges of equity interests or assets in the ordinary course of business by Hunt Consolidated or any Affiliate of Hunt Consolidated so long as the principal assets of such Affiliate do not consist of the Subject Securities or (y) the administration, in the ordinary course of business, of any outstanding awards of Participant Interests (as defined in EPP’s organizational documents).

2.    Covenants Regarding Acquisition Proposals. Each of Parent and Merger Sub acknowledges and agrees that the Hunt Parties and their Subsidiaries (as defined below) and Affiliates (as defined below) and the respective Representatives (as defined below) of the Hunt Parties and their Subsidiaries and Affiliates shall, solely at the request of or in cooperation with the Company, have the right to take any action that the Company or its Subsidiaries or their respective Representatives are entitled to take under Section 5.4 of the Merger Agreement, including any action relating to soliciting, initiating, facilitating or encouraging the making of any Acquisition Proposal (as defined in the Merger Agreement) that the Company and its Subsidiaries and their respective Representatives are entitled to take prior to or after the Go-Shop Period End Time (as defined in the Merger Agreement). In addition, each of the Hunt Parties severally agrees that, during the Restricted Period, such Hunt Party shall not, and shall cause its Subsidiaries and their respective Representatives not to, take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking under Section 5.4 of the Merger Agreement, including any action of the type described in Section 5.4(b)(i)-(v) of the Merger Agreement (if and to the extent the Company, its Subsidiaries or their respective Representatives are prohibited from taking any such action). Notwithstanding anything contained in this Section 2, each Hunt Party, its Subsidiaries, Affiliates and Representatives shall be permitted to refer any inbound inquiry regarding an Acquisition Proposal to the Company or its Representatives so long as such inquiry was not the result of a violation by a Hunt Party of its obligations under this Section 2. The parties hereto agree that, in connection with determining for purposes of this Section 2 whether the Company is prohibited from taking any action under Section 5.4 of the Merger Agreement, the Hunt Parties shall be entitled to rely conclusively, and without any investigation or any inquiry of or notice to any party to this Agreement, on any written instructions delivered by an officer of the Company (which may be in the form of an email message) stating that the Company is not prohibited from taking such action. As used herein, (i) the term “Affiliate” has the meaning set forth in the Merger Agreement, except that the Company, the Partnership and their Subsidiaries and HUS (as defined below) shall not be deemed Affiliates of any of the Hunt Parties, (ii) the term “HUS” shall mean Hunt Utility Services, LLC, a Delaware limited liability company, (iii) the term “Representatives” means, with respect to a person or entity, the officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, brokers, finders and other agents or representatives of such person or entity; provided, however, that any directors, officers (including the Chief Executive Officer), employees or other agents of the Company, the Partnership or any of their Subsidiaries, including SDTS, and of HUS, in each case, solely acting in their respective capacity as such, shall not be considered Representatives of the Hunt Parties (but this proviso shall not be construed to relieve the Company or the Partnership or any of their Subsidiaries or their respective Representatives from any obligations it, he or she may have under the terms of Section 5.4 of the Merger Agreement) and (iv) the term “Subsidiary” has the meaning set forth in the Merger Agreement, except that HUS shall not be deemed a Subsidiary of any of the Hunt Parties.

3.    Representations and Warranties of the Hunt Parties. Each Hunt Party (severally as to itself and not jointly) hereby represents and warrants to Parent and Merger Sub as follows:

(a)     Such Hunt Party is duly incorporated or formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation or formation.

(b)     Such Hunt Party has all necessary corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)     The execution, delivery and performance of this Agreement by such Hunt Party has been duly and validly authorized by all necessary corporate, limited liability company or partnership action on the part of such Hunt Party, and no other corporate, limited liability company or partnership proceedings on the part of such Hunt Party are necessary to authorize this Agreement.

(d)     This Agreement has been duly and validly executed and delivered by such Hunt Party and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Hunt Party, enforceable against such Hunt Party in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e)     The execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of such Hunt Party, (ii) violate any Law applicable to such Hunt Party or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material Contract to which such Hunt Party is a party or by which it is otherwise bound.

(f)     Except for any required filings by such Hunt Party with the Securities and Exchange Commission, the execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

(g)    As of the date hereof, such Hunt Party is the record holder or beneficial owner of the Common Stock and Common Units as indicated the Recitals, except that the EPP Units are held for the benefit of current and former employees and services providers to Hunt Consolidated. As of the date hereof,, such Hunt Party does not own, of record or beneficially, any capital stock or other securities of the Company or the Partnership other than the Common Stock and Common Units set forth in the Recitals. As of the date hereof, other than certain forfeiture rights related to unvested (x) EPP Units and (y) certain restricted equity awards held by current and former employees and service providers to Hunt Consolidated, such Hunt Party does not own, of record or beneficially, any rights to purchase or acquire any shares of capital stock or other equity interests of the Company or the Partnership except as set forth in the Recitals. None of the

Subject Securities are subject to any Contract to which such Hunt Party is a party providing for the Transfer by such Hunt Party of any of the Subject Securities, other than as required by EPP’s organizational documents with respect to the EPP Units.

(h)     As of the date hereof, there is no Action or Order pending or, to the knowledge of such Hunt Party, threatened against, such Hunt Party or any of its Affiliates, that could reasonably be expected to impair or adversely affect the ability of such Hunt Party to perform such Hunt Party’s obligations hereunder.

4.    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to each Hunt Party as follows:

(a)     Each of Parent and Merger Sub is duly formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of formation.

(b)     Each of Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)     The execution, delivery and performance of this Agreement by each of Parent and Merger Sub has been duly and validly authorized by all necessary limited liability company action on the part of each of Parent and Merger Sub, and no other limited liability company proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement.

(d)     This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each Hunt Party, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e)     The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of either Parent or Merger Sub, (ii) violate any Law applicable to Parent or Merger Sub or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), under, any material Contract to which either Parent or Merger is a party or by which either of them is otherwise bound.

(f)     The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

5.    Termination. This Agreement shall terminate and be of no further force or effect immediately upon the expiration of the Restricted Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, that (a) nothing set forth in this Section 5 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (b) the provisions of this Section 5 and Section 7 (other than Section 7(e)) shall survive any termination of this Agreement.

6.    Regulatory Matters.

(a)    In the case of any Joint Authorizations (as defined below) required to be obtained in connection with the transactions contemplated by the Merger Agreement or the Asset Exchange Agreement (collectively, the “Transactions”), each Hunt Party shall prepare and file, or cause its Subsidiaries to prepare and file, in cooperation with the Parent, Merger Sub and the Company (and any other parties to such agreements), any notice, report or other filing with any Governmental Entity to the extent such notice, report or other filing is reasonably required to be filed with such Governmental Entity in order to obtain such Joint Authorizations. As used herein, the term “Joint Authorization” means any authorization from a Governmental Entity required under applicable Law to consummate or make effective the Transactions, including any authorizations contemplated to be obtained under the terms of the Merger Agreement or the Asset Exchange Agreement, if and to the extent that any notice, report or other filing is required to be made by a Hunt Party or its Subsidiaries in connection therewith.

(b)    Subject to Laws relating to the exchange of information, the Hunt Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to provide the Company and Parent a reasonable opportunity to review in advance and, to the extent practicable, consult with Company and Parent on and consider in good faith the views of the Company and Parent in connection with, all material information that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining a Joint Authorization.

7.     Miscellaneous.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without the prior written consent of the other parties shall be null and void; provided, however, that (x) if, prior to making the initial PUCT Filing, Parent exercises its rights under the Merger Agreement to designate another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub, (A) Parent shall provide notice of such designation to the Hunt Parties and (B) all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not relieve Parent from any of its obligations hereunder and (y) nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub to any controlled Affiliate of Parent. The Company shall be a third party beneficiary of the obligations of the Hunt Parties under Section 6, subject to the written agreement on the part of the Company to observe and comply with the same obligations as are imposed on the Parent and Merger Sub under Section 6(b). Subject to the first sentence of this Section 7(a), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and, solely with respect to Section 6, the Company, and no other person shall have any right, obligation or benefit hereunder.

(b)     Nothing in this Agreement shall be interpreted as giving rise to the creation or formation of a “group” by any of the parties hereto for purposes of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, or any other similar provision of applicable Law.

(c)     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

(d)     This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

(e)     All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub:

Oncor Electric Delivery Company LLC 1616 Woodall Rogers Freeway
Dallas, Texas 75202
Attention: Matthew C. Henry and Michael L. Davitt
Email: Matt.Henry@oncor.com Michael.Davitt@oncor.com with a copy, which shall not constitute effective notice, to:
Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Christopher R. Rowley and Alan J. Bogdanow
Email: crowley@velaw.com abogdanow@velaw.com

if to any of the Hunt Parties:

c/o Hunt Consolidated, Inc. 1900 North Akard Street
Dallas, Texas 75201
Attention: Legal Department
Email: legal@huntconsolidated.com with a copy, which shall not constitute effective notice, to:
Baker Botts L.L.P. 2001 Ross Avenue
Dallas, Texas 75201
Attention: Geoffrey L. Newton and M. Preston Bernhisel
E-mail: geoffrey.newton@bakerbotts.com preston.bernhisel@bakerbotts.com

(f)     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(g)     With respect to any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates:

(i)     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(ii)     Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (I) the suit, action or proceeding in any such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7(h).

(i)     All fees and expenses incurred in connection with this Agreement and the performance by the parties of their obligations hereunder shall be paid and borne by the party or parties incurring such fees or expenses.

(j)     This Agreement and any written amendments to the foregoing satisfying the requirements of Section 7(d) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(k)    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

(l)    No Hunt Party (nor any designee or Representative of any Hunt Party) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company or the Partnership shall be deemed to make any agreement or understanding in this Agreement in its, his or her capacity as a director, trustee, officer or fiduciary of the Company or the Partnership. The parties acknowledge and agree that this Agreement is entered into by each Hunt Party solely in its capacity as the record holder or beneficial owner of Subject Securities and nothing in this Agreement shall restrict, limit or affect (or require such Hunt Party to attempt to restrict, limit or affect) in any respect any actions taken by such Hunt Party or its designees or Representatives who is a director, trustee, officer or fiduciary of the Company or the Partnership in his, her or its capacity as a director, trustee, officer or fiduciary of the Company or the Partnership, and, for the avoidance of doubt, except as otherwise set forth in the Merger Agreement, any breach by the Hunt Parties of any of their obligations under this Agreement shall not be deemed a breach by the Company or its Subsidiaries (as defined in the Merger Agreement) or their respective Representatives (as defined in the Merger Agreement) under Section 5.4 of the Merger Agreement. No Hunt Party nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Hunt Party or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of the Company or the Partnership, it being understood that any action taken (or failure to take action) by such Hunt Party or its designees or Representative in such capacity shall have no effect on the obligations of such Hunt Party under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 7(l) shall in any way modify, alter or amend any of the terms of the Merger Agreement.

(m)    Each Hunt Party consents to and authorizes the publication and disclosure by the Company, the Partnership, Parent and Parent’s Affiliates of an accurate summary of the nature of its commitments, arrangements and understandings under this Agreement in any proxy statement or other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. The Company and the Parent shall give the Hunt Parties a reasonable opportunity to review and comment on any references in any such document to this Agreement prior to the time such document is filed with the Securities and Exchange Commission or used by the Company or the Parent for any other purpose.

(n)    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(o)    In the event of conflict between this Agreement, on the one hand, and the Merger Agreement, the Asset Exchange Agreement or the SU Purchase Agreement (as defined in the Asset Exchange Agreement), on the other hand, the parties acknowledge and agree that the terms of this Agreement shall control with respect to the subject matter hereof.

(p)    Until the expiration of the Restricted Period, each Hunt Party shall notify Parent promptly of any acquisition of Common Stock or Common Units, which Common Stock or Common Units shall become subject to this Agreement upon such acquisition. Each Hunt Party agrees that in connection with any Transfers (to the extent permitted) of Subject Securities by such Hunt Party, such Hunt Party will, as promptly as practicable following the completion thereof, notify Parent in writing of such Transfer.

(q)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 7(g) of this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement for the posting of any bond or security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARENT:

ONCOR ELECTRIC DELIVERY COMPANY, LLC

By:	/s/ Don J. Clevenger
Name:	Don J. Clevenger
Title:	Senior Vice President and Chief Financial Officer

MERGER SUB:

1912 MERGER SUB LLC

By:	/s/ Don J. Clevenger
Name:	Don J. Clevenger
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Non-Interference Agreement]

HUNT PARTIES:

HUNT TRANSMISSION SERVICES, L.L.C.

By:	/s/ David C. Hernandez
Name:	David C. Hernandez
Title:	Senior Vice President

ELECTRICITY PARTICIPANT
PARTNERSHIP, LLC

By:	/s/ David C. Hernandez
Name:	David C. Hernandez
Title:	Senior Vice President

HUNT CONSOLIDATED, INC.

By:	/s/ David C. Hernandez
Name:	David C. Hernandez
Title:	Executive Vice President

SHARYLAND UTILITIES, L.P.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	Chairman

[Signature Page to Non-Interference Agreement]